Exhibit 99

AMERICANWEST BANCORPORATION

CONTACT:  Wes Colley           President and CEO

C. Tim Cassels    Vice President and CFO

(509) 467-6993

NEWS RELEASE

AMERICANWEST ANNOUNCES 48% INCREASE IN EARNINGS

SPOKANE, WA—July 24, 2003—AmericanWest Bancorporation (NASDAQ:AWBC) today reported that net income for the second quarter of 2003 increased to $3.6 million or $.38 per diluted share in comparison to $2.4 million or $.28 per diluted share from the year ago period. For the first six months of this year, net income was $6.8 million, or $.72 per diluted share compared to $5.0 million, or $.56 per diluted share a year ago. Per share figures have been adjusted for a 10% stock dividend issued February 14, 2003.

“We are pleased with our continued improvement during the first half of 2003. We have successfully integrated Latah Bancorporation and Bank of Latah and they continue to be a driving force in our performance. We are striving to improve our performance as we successfully serve our communities,” said President and Chief Executive Officer, Wes Colley.

Total assets at June 30, 2003 increased 33% from the year ago period to $954.8 million from $719.9 million; loans rose 29% to $811.9 million from $631.0 million; and deposits increased 35% to $804.8 million from $596.9 million one year ago. The increase in assets was due in large part to the internal growth in the loan portfolio, as well as the acquisition of Latah Bancorporation and its subsidiary, Bank of Latah. Deposit growth was related to the strength of traditional bank deposit products, as well as the Latah acquisition.

Net interest income of $13.9 million for the second quarter of 2003 was higher than the $9.9 million net interest income in the second quarter of 2002. Likewise, net interest income for the six months ended June 30, 2003 increased to $26.9 million from $19.4 million for the same period last year. These increases were largely due to the increase in earning assets related to internally generated growth, as well as the acquisition of Latah Bancorporation and its subsidiary, Bank of Latah, in the third quarter of 2002. The net interest margin for the first six months of 2003 increased to 6.40% from 6.15% for the same period one year ago. This increase was due to decreases in the cost of funding, which was offset by the decrease in yields on earning assets.

Non-interest income increased to $1.6 million for the second quarter of 2003, compared to $1.3 million for the comparable period in 2002. Non-interest income for the first six months of 2003 was $3.1 million in comparison to $2.3 million for the same period in 2002. These increases were mostly due to the acquisition of Latah Bancorporation and its subsidiary, Bank of Latah, as well as increased service fees and mortgage banking activity.

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AWBC – 2Q2003 Earnings

July 24, 2003

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Non-interest expense increased to $8.8 million in the second quarter of 2003 and $17.5 million for the first six months of 2003 from $6.2 million and $12.3 million in the same periods last year. This increase was due primarily to the acquisition of Latah Bancorporation and its subsidiary, Bank of Latah, in the third quarter of 2002, expenses related to Other Real Estate Owned, and increased incentive compensation.

AWBC’s efficiency ratio increased to 58.28% for 2003 compared to 56.55% for the same period in 2002. “We are working to improve productivity and efficiency throughout our organization,” said Colley.

For the first six months of 2003, AWBC’s return on average assets was 1.49% annualized and the return on average equity was 16.21% annualized compared to 1.44% annualized and 14.14% annualized for the same period one year ago.

Total nonperforming assets increased to $22.1 million or 2.32% of total assets at June 30, 2003 compared to $18.2 million or 2.53% the year before. “We hired a very experienced Special Credit Officer whose sole responsibility is to manage our nonperforming assets and we have developed several action plans to bring these down to an acceptable level,” said Wes Colley. The allowance for loan losses was $11.6 million—equal to 1.41% of total loans at June 30, 2003 as compared to $7.0 million and 1.10% at June 30, 2002.

Shareholders’ equity rose to $88.7 million. Book value of $9.68 per share and tangible book value of $8.03 per share reflects net income and activities related to stock repurchases. During the quarter, 61,960 shares were repurchased under the repurchase plan, with an average price of $17.75.

AmericanWest Bancorporation is a community bank holding company with a single community bank subsidiary, AmericanWest Bank, which operates 47 offices – 40 in Central and Eastern Washington and 7 in Northern Idaho.

Statements concerning future performance, developments or events, and any other guidance on future periods constitute forward-looking statements subject to a number of risks and uncertainties. These include efficiency improvements, increased loan loss reserve, loan and savings product demand, changes in the banking regulatory environment, the effect of changing economic conditions throughout the U.S., as well as Eastern and Central Washington State and Northern Idaho, and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

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AWBC – 2Q2003 Earnings

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FINANCIAL HIGHLIGHTS

(unaudited) (in thousands except per share)

	Second Quarter Ended June 30,		First Half Ended June 30,
	2003	2002	2003	2002
Interest Income	$17,583	$13,340	$34,367	$26,326
Interest Expense	$3,713	$3,452	$7,456	$6,949
Net Interest Income	$13,870	$9,888	$26,911	$19,377
Provision for Loan Losses	$1,120	$1,272	$1,986	$2,082
Noninterest Income	$1,622	$1,263	$3,067	$2,325
Noninterest Expense	$8,814	$6,241	$17,471	$12,273
Income Before Income Tax	$5,558	$3,638	$10,521	$7,347
Income Tax	$1,939	$1,197	$3,707	$2,391
Net Income	$3,619	$2,441	$6,814	$4,956
Basic Earnings Per Share†	$0.39	$0.28	$0.75	$0.57
Diluted Earnings Per Share†	$0.38	$0.28	$0.72	$0.56
Basic Weighted Average Shares Outstanding†	9,168	8,627	9,085	8,661
Diluted Weighted Average Shares Outstanding†	9,525	8,853	9,494	8,828

BALANCE SHEET	June 30, 2003	December 31, 2002	June 30, 2002
Total Assets	$954,757	$916,831	$719,911
Loans	$811,895	$764,938	$630,961
Securities	$39,143	$48,173	$16,363
Deposits	$804,818	$766,335	$596,866
Borrowings	$54,975	$63,696	$45,948
Shareholders’ Equity	$88,704	$81,130	$72,076
Book Value Per Share†	$9.68	$9.12	$9.20
Tangible Book Value Per Share†	$8.03	$7.41	$8.57

	YTD	YTD
FINANCIAL RATIOS: (Annualized)	June 30, 2003	June 30, 2002
Return on Average Assets	1.49%	1.44%
Return on Average Equity	16.21%	14.14%
Efficiency Ratio	58.28%	56.55%
Operating Expense to Average Assets	3.79%	3.60%
Net Interest Margin to Average Earning Assets	6.40%	6.15%

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July 24, 2003

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ALLOWANCE FOR LOAN LOSSES:

($ in thousands, except per share)	June 30, 2003	June 30, 2002
Balance Beginning of Period	$10,272	$6,625
Provision for Loan Losses	$1,986	$2,082
Net (Charge Offs)/Recoveries	$(659)	$(1,685)
Balance End of Period	$11,599	$7,022
Allowance for Loan Losses to Total Loans	1.41%	1.10%
Allowance for Loan Loss to Nonperforming Loans	85.84%	57.54%

NONPERFORMING ASSETS:

($ in thousands, except per share)	June 30, 2003	December 31, 2002	June 30, 2002
Accruing Loans—90 days past due	$1,089	$244	$608
Nonaccrual Loans	$12,423	$13,315	$11,594
Total Nonperforming Loans	$13,512	$13,559	$12,202
Other Real Estate Owned/Foreclosed Assets	$8,619	$7,873	$5,997
Total Nonperforming Assets	$22,131	$21,432	$18,199
Total Nonperforming Assets to Total Assets	2.32%	2.34%	2.53%

†	All per share figures have been adjusted for a 10% stock dividend issued February 14, 2003.